Exhibit 99.1

Polymer Group, Inc. 4055 Faber Place Dr. Suite 201 N. Charleston, SC 29405 www.polymergroupinc.com 843-329-5151

Polymer Group, Inc. Reports Continued Revenue and Profit Growth;

Balance Sheet Improved Through Debt-for-Equity Exchange

For Immediate Release

Monday, August 2, 2004

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) reported results from operations for the second quarter ended July 3, 2004.

Highlights included:

•                  Sales grew 6.0% to $210.6 million compared to the second quarter of 2003.

•                  Second quarter gross profit was up 9.6% over the prior year to $37.0 million.

•                  For the first six months of 2004, gross profit grew 12.6% compared to the same period in 2003, representing a gross profit margin of 18.1% compared to 16.9% the prior year.

Additionally, the company announced the successful completion of its offer to exchange the company’s outstanding 10% Convertible Subordinated Notes due 2007 for its 16% Series A PIK Preferred Stock.  The exchange resulted in a $10.1 million reduction in debt through the conversion to preferred shares.

Net sales for the second quarter of 2004 were $210.6 million, up $11.8 million compared to $198.8 million in the second quarter of 2003, driven higher volumes in the Consumer segment and an improved overall mix.  Gross profit increased $3.2 million to $37.0 million for the second quarter despite substantial increases in raw material costs.  Gross profit for the quarter represented 17.6% of sales, which compared favorably to a gross profit margin for the second quarter of 2003 of 17.0%.

Operating income for the second quarter of 2004 was $25.1 million compared to $6.6 million in the second quarter of 2003.  Second quarter 2004 operating income included $0.7 million of plant realignment costs and $13.4 million of income from an arbitration settlement and operating income for the second quarter of 2003 included $2.4 million of plant realignment costs.

Polymer Group reported net income for the second quarter of $5.7 million compared to a net loss of $11.1 million in the prior year comparable period.

For the six months ended July 3, 2004, sales were $417.3 million, up $21.6 million from the same period in 2003.  The company’s year-to-date gross profit was up $8.5 million to $75.4 million compared to the prior year.  Operating income in the first six months of 2004 was $35.8 million compared to $15.7 million for the first six months of the previous year.  The company recognized plant realignment costs of $1.2 million and $13.4 million of income from an arbitration settlement during the first six months of 2004.  During the first six months of 2003, plant realignment costs were $2.4 million.

Polymer Group’s chief executive officer, James L. Schaeffer, stated, “We are very pleased to report continued top line growth and profitability improvement.  The company’s focus on growing customer relationships while streamlining manufacturing is paying off The second quarter benefited from the new capacity installation in Latin America combined with improvements in the base business.  Even with substantial increases in raw materials, our gross profit improved significantly over the prior year.

One of our core strategies is to effectively manage the balance sheet.  During the second quarter, we made dramatic progress in this area.  We refinanced our senior secured bank debt which is expected to result in annualized interest savings in excess of $20.0 million.  At the same time, PGI’s majority owner exchanged approximately $42.6 million of 10% convertible subordinated notes for PIK preferred shares.  An additional $10.1 million of convertible subordinated notes were successfully exchanged for preferred shares on July 13th.  These debt-for-equity exchanges lowered our overall debt levels by more than $50 million.  Additionally, the company continued to improve its use of working capital, bringing our operating working capital (defined as net accounts receivable plus net inventories less trade accounts payable) as a percent of sales to 20% at the end of the second quarter, compared to 26% the prior year,” Schaeffer said.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; (iii) information and technological advances; (iv) cost and availability of raw materials, labor and natural and other resources; (v) domestic and foreign competition; (vi) reliance on major customers and suppliers; and (vii) risks resulting from foreign operations.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2003 Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)
Three Months Ended July 3, 2004,
Three Months Ended June 28, 2003
(In Thousands, Except Per Share Data)

For financial reporting purposes, the Company reported operating results for the periods prior to March 1, 2003, as “Predecessor” and for the period on and subsequent to March 1, 2003, as “Successor.”  The total results for the six months ended June 28, 2003 can be derived by adding the amounts under the Successor column for the four months ended June 28, 2003 to the amounts under the Predecessor column for the two months ended March 1, 2003.

	Three Months Ended July 3, 2004	Three Months Ended June 28, 2003

Net sales	$210,591	$198,757

Cost of goods sold	173,626	165,041

Gross profit	36,965	33,716

Selling, general and administrative expenses	24,627	24,686

Plant realignment	656	2,408

Arbitration settlement, net	(13,394)	—

Operating income	25,076	6,622

Other expense (income):
Interest expense, net	9,357	14,962
Investment gain, net	—	—
Minority interests	624	539
Write-off of loan acquisition costs related to refinanced debt	5,022	—
Foreign currency and other	710	(619)
	15,713	14,882

Income (loss) before reorganization items and income taxes	9,363	(8,260)

Reorganization items, net gain	—	—

Income (loss) before income tax expense	9,363	(8,260)

Income tax expense	3,640	2,855

Net income (loss)	5,723	(11,115)

Accrued dividends on PIK preferred shares	1,271	—

Earnings (losses) available to common shareholders	$4,452	$(11,115)

Net income (loss) per common share:
Basic	$0.46	$(1.29)

Diluted	$0.37	$(1.29)

Depreciation and amortization expense included in operating income	$12,822	$12,248

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)
Six Months Ended July 3, 2004,
Four Months Ended June 28, 2003
Two Months Ended March 1, 2003
(In Thousands, Except Per Share Data)

For financial reporting purposes, the Company reported operating results for the periods prior to March 1, 2003, as “Predecessor” and for the period on and subsequent to March 1, 2003, as “Successor.”  The total results for the six months ended June 28, 2003 can be derived by adding the amounts under the Successor column for the four months ended June 28, 2003 to the amounts under the Predecessor column for the two months ended March 1, 2003.

	Successor		Predecessor
	Six Months Ended July 3, 2004	Four Months Ended June 28, 2003	Two Months Ended March 1, 2003

Net sales	$417,334	$262,824	$132,909

Cost of goods sold	341,889	217,670	111,075

Gross profit	75,445	45,154	21,834

Selling, general and administrative expenses	51,762	32,865	16,004

Plant realignment	1,241	2,416	4

Arbitration settlement, net	(13,394)	—	—

Operating income	35,836	9,873	5,826

Other expense (income):
Interest expense, net	24,534	18,722	10,665
Investment gain, net	—	—	(291)
Minority interests	1,107	739	441
Write-off of loan acquisition costs related to refinanced debt	5,022	—	—
Foreign currency and other	2,096	(850)	1,434
	32,759	18,611	12,249

Income (loss) before reorganization items and income taxes	3,077	(8,738)	(6,423)

Reorganization items, net gain	—	—	(540,479)

Income (loss) before income tax expense	3,077	(8,738)	534,056

Income tax expense	6,125	3,726	1,692

Net income (loss)	(3,048)	(12,464)	532,364

Accrued dividends on PIK preferred shares	1,271	—	—

Earnings (losses) available to common shareholders	$(4,319)	$(12,464)	$532,364

Net income (loss) per common share:
Basic	$(0.46)	$(1.44)	$16.63

Diluted	$(0.46)	$(1.44)	$16.63

Depreciation and amortization expense included in operating income	$25,499	$16,660	$7,387

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

	July 3, 2004	January 3, 2004
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$20,852	$21,336
Accounts receivable, net	126,993	121,146
Inventories	101,440	96,513
Other	23,275	20,697
Total current assets	272,560	259,692

Property, plant and equipment, net	397,602	416,508
Intangibles and loan acquisition costs, net	36,987	33,560
Other	6,473	11,550
Total assets	$713,622	$721,310

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$58,053	$57,091
Accrued expenses and other	40,107	41,040
Current portion of long-term debt and short term borrowings	10,975	42,455
	109,135	140,586

Long-term debt, less current portion	432,181	440,992
Other non-current liabilities	59,555	66,381
Total liabilities	600,871	647,959
Minority interests	15,216	14,151

PIK preferred shares, expected to be settled with shares of common stock	43,908	—

Shareholders’ equity	53,627	59,200
Total liabilities and shareholders’ equity	$713,622	$721,310